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                                                                   Exhibit 23(b)





INDEPENDENT AUDITORS' CONSENT
-----------------------------

We consent to the incorporation by reference in this Registration Statement of Merrill Lynch & Co., Inc. on Form S-8 related to the 2001 Deferred Compensation Plan for a Select Group of Eligible Employees of our reports dated February 28, 2000 (each of which expressed an unqualified opinion and which report on the consolidated financial statements included an explanatory paragraph for the change in accounting method in 1998 for certain internal-use software development costs to conform with Statement of Position 98-1), included or incorporated by reference in the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries for the year ended December 31, 1999.

/s/ Deloitte & Touche

New York, New York
August 31, 2000